Exhibit 5.3

Fasken Martineau DuMoulin LLP Barristers and Solicitors Patent and Trade-mark Agents	www.fasken.com

Suite 2100 1075 Georgia Street West Vancouver, British Columbia, Canada V6E 3G2

604 631 3131 Telephone 604 631 3232 Facsimile
February 14, 2007
Oncolytics Biotech Inc.
210, 1167 Kensington Crescent N.W.
Calgary, AB T2N 1X7
United States Securities and Exchange Commission
Dear Sirs/Mesdames:
Re:     Amendment No. 2 to Registration Statement on Form F-10
We hereby consent to the reference to us in the Amendment No. 2 to the Registration Statement on Form F-10 (the “Registration Statement”) and the related short form prospectus (the “Prospectus”) of Oncolytics Biotech Inc. relating to the offering of units. We hereby consent to the references to our firm name on the face-page of the Prospectus and under the headings “Eligibility for Investment”, “Canadian Federal Income Tax Considerations” and “Legal Matters” in the Prospectus.
This letter is solely for the private information of the addressees and is not to be used, quoted from or referred to, in whole or in part, in the Prospectus or any other document and should not be relied upon for any other purpose.
Yours truly,

“Fasken Martineau DuMoulin LLP”

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